AGREEMENT AND PLAN OF MERGER
among

ASP GT Holding Corp.

ASP GT Acquisition Corp.
and

GenTek Inc.

Dated as of September 28, 2009

ARTICLE 1 THE OFFER AND THE MERGER
1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8
The Offer.
Company Actions
The Merger
Closing and Effective Time of the Merger
Meeting of Stockholders to Approve the Merger
Merger Without Meeting of Stockholders
Top-Up Option
Directors of the Company

ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER
2.1 2.2 2.3 2.4 2.5	Conversion of Securities Payment for Securities; Surrender of Certificates Dissenting Shares Treatment of Options; Restricted Stock; Stock Plans Treatment of Warrants

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13 3.14 3.15 3.16 3.17 3.18 3.19 3.20 3.21 3.22 3.23 3.24 3.25 3.26 3.27 3.28
Organization and Qualification
Company Subsidiaries
Capitalization
Authority; No Conflict; Board Approval
Required Filings and Consents
Permits; Compliance With Law
SEC Filings; Financial Statements
Internal Controls; Sarbanes-Oxley Act
No Undisclosed Liabilities
Absence of Certain Changes or Events
Employee Benefit Plans
Labor Matters
Contracts; Indebtedness
Litigation
Environmental Matters
Intellectual Property
Tax Matters
Insurance
Collar Agreements
Properties and Assets
Real Property
Interested Party Transactions
Opinion of Financial Advisors
Information in the Offer Documents and the Schedule 14D-9
Information in the Proxy Statement
Required Vote
Brokers
No Other Representations or Warranties

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10 4.11 4.12 4.13
Organization and Qualification
Authority
No Conflict
Required Filings and Consents
Litigation
Information in the Proxy Statement
Information in the Offer Documents
Ownership of Company Capital Stock
Sufficient Funds
Ownership of the Purchaser; No Prior Activities
Management Arrangements
Brokers
Investigation by Parent and the Purchaser

ARTICLE 5 COVENANTS
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15 5.16 5.17 5.18 5.19
Conduct of Business by the Company Pending the Closing
Cooperation
Access to Information; Confidentiality
No Solicitation
Appropriate Action; Consents; Filings
Certain Notices
Public Announcements
Employee Benefit Matters
Indemnification of Directors and Officers
State Takeover Laws
Parent Agreement Concerning Purchaser
Financing
Section 16 Matters
Rule 14d-10(d) Matters
Stock Exchange Listing
Resignations
Stockholder Litigation
Scheduled Intellectual Property Filings
Use of Names

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER
6.1	Conditions to Obligations of Each Party Under This Agreement

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER
7.1 7.2 7.3 7.4	Termination Effect of Termination Amendment Waiver

ARTICLE 8 GENERAL PROVISIONS
8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9 8.10 8.11 8.12 8.13 8.14 8.15
Non-Survival of Representations and Warranties
Fees and Expenses
Notices
Certain Definitions
Terms Defined Elsewhere
Headings
Severability
Entire Agreement
Assignment
Parties in Interest
Mutual Drafting; Interpretation
Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury
Counterparts
Remedies
Non-Recourse

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B Form of Bylaws of the Surviving Corporation

Schedule I Principal Stockholders

Schedule II Internal Reorganization

Schedule III Certain Additional Financing Obligations

Annex I Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 28, 2009 (this “Agreement”), by and among ASP GT Holding Corp., a Delaware corporation (“Parent”), ASP GT Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), and GenTek Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by the Purchaser upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding common stock, no par value, of the Company (the “Shares”) at a price per share of $38.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the holder in cash, without interest, less any withholding of Taxes required by applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, less any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer, and, to the extent applicable, adopt this Agreement and approve the Merger (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and the Purchaser have, upon the terms and subject to the conditions set forth in this Agreement, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Purchaser and Parent, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that the individuals listed on Schedule I hereto (the “Principal Stockholders”) each enter into a Support Agreement, dated as of the date hereof (collectively, the “Support Agreements”), simultaneously herewith, pursuant to which, among other things, each Principal Stockholder has agreed to tender all Shares it beneficially owns in the Offer, on the terms and subject to the conditions provided for in the Support Agreement, and in order to induce Parent and the Purchaser to enter into this Agreement, the Company Board has approved the execution and delivery of the Support Agreements by the Principal Stockholders;

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Employee Arrangements (as defined herein) have been executed and delivered to Parent; and

WHEREAS, Parent, the Purchaser, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that the Company shall have complied with its obligations under Section 1.2(b) and Section 1.2(c), as promptly as practicable after the date hereof (and in any event no later than October 9, 2009), the Purchaser shall (and Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase for cash all the outstanding Shares at the Offer Price, subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote in the election of directors or (if a greater majority) upon the adoption of this Agreement and approval of the Merger (collectively, the “Minimum Condition”) and (ii) the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall (and Parent shall cause the Purchaser to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Purchaser is legally permitted to do so under applicable Law. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, less any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and the Purchaser expressly reserve the right to waive any of the conditions and requirements set forth in Annex I, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions and requirements to the Offer set forth in Annex I in a manner adverse to the holders of Shares or the Company or (vi) extend the Expiration Date in a manner other than in accordance with this Agreement.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If, on or prior to the Initial Expiration Date, the Minimum Condition, the HSR Condition or the Governmental Approval Condition has not been satisfied or waived by Parent or the Purchaser, the Purchaser shall (and Parent shall cause the Purchaser to), to the extent requested in writing by the Company no less than two (2) Business Days prior to the scheduled Expiration Date, extend the Offer for up to two (2) periods each of twenty (20) Business Days or less, in order to permit the satisfaction of such conditions; provided, however, that the Purchaser shall not be required to extend the Offer beyond December 31, 2009 (the “Initial Outside Date”) if any condition to the Offer has not been satisfied on or prior to the Initial Outside Date; provided, however, that, in the event that on the Initial Outside Date, (i) all of the conditions to the Offer have been satisfied, or waived by Parent and the Purchaser, other than the HSR Condition and/or the Governmental Approval Condition, but the HSR Condition and/or the Governmental Approval Condition has not been satisfied or (ii) either Parent, the Purchaser, the Company or their counsel has received comments from the SEC or its staff with respect to the Schedule TO, the Offer Documents or the Schedule 14D-9 which remain unresolved or, if resolved, require the expiration date of the tender to be extended, the Initial Outside Date automatically shall be extended by 30 days one time (in each case, such extended date, the “Extended Outside Date”). Notwithstanding the foregoing, the Purchaser may, in its sole discretion without the consent of the Company, but subject to the Company’s right to terminate this Agreement pursuant to Article 7, extend the Offer for one or more periods, if, at any then scheduled Expiration Date, any of the conditions set forth in Annex I shall not have been satisfied or waived. In addition, subject to the right of Parent to terminate this Agreement (and the Offer) in accordance with Section 7.1, the Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) (or its staff) or of the Nasdaq Global Market (“Nasdaq”).

(f) Notwithstanding the foregoing, if necessary to obtain sufficient Shares to reach the Short Form Threshold, the Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) of up to twenty (20) Business Days, in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) immediately accept for payment, and promptly pay for, all Shares that are validly tendered pursuant to the Offer during any such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is validly terminated pursuant to Article 7. If this Agreement is validly terminated pursuant to Article 7, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is validly terminated or withdrawn by the Purchaser, or this Agreement is validly terminated prior to the acceptance for payment of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer that will comply with the applicable provisions of the federal securities Laws (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and the Purchaser agree to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by the Exchange Act. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Schedule TO and the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto by Parent, the Purchaser, or their counsel. The Company and its counsel shall be given an opportunity to review any such written or oral responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and prior to the Purchaser’s acceptance for payment of, and payment for, the Shares pursuant to the Offer.

(j) Nothing in this Section 1.1 shall affect any termination rights in Section 7.1.

1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer that will comply in all material respects with the applicable provisions of the federal securities Laws (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4, contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable). The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation and the Fairness Opinion, in each case, consistent with such description in the Schedule 14D-9. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give good faith consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto by the Company or its counsel. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written and oral responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) In connection with the Offer, the Company shall, or shall instruct its transfer agent to, promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and such other information and assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and the Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective reasonable best efforts to cause their agents and Representatives to deliver) to the Company all copies and any extract or summaries of such information. In addition, in connection with the Offer, the Company shall, and shall use commercially reasonable efforts to cause any third parties to, cooperate with Parent and the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Plan or other Company Benefit Plan, and to permit such holders of Shares to tender Shares in the Offer.

(c) The Company shall as promptly as reasonably practicable furnish to Parent and the Purchaser all information concerning the Company that may be reasonably required by applicable securities Laws or reasonably requested by Parent or the Purchaser for inclusion in the Schedule TO and Offer Documents.

1.3 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.4 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

1.5 Meeting of Stockholders to Approve the Merger.

(a) If following the Acceptance Date and, to the extent applicable, any “subsequent offering period,” the Short Form Threshold has not been reached and the Purchaser has not exercised the Top-Up Option, the Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement, with the intention that the Proxy Statement be filed with the SEC and, after clearance from the SEC, printed and mailed to the stockholders of the Company as promptly as practicable following the Acceptance Date and, to the extent applicable, any “subsequent offering period.” Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. The Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable), in the Proxy Statement. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto by the Company or its counsel. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) If approval of the stockholders of the Company is required under applicable Law to consummate the Merger (other than pursuant to Section 253 of the DGCL), the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the later of the Acceptance Date and the expiration of any “subsequent offer period,” in consultation with Parent, duly set a record date for and, after receipt of SEC clearance of the Proxy Statement, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of seeking the Company Stockholder Approval, and convene and hold the Special Meeting and (ii) as promptly as practicable after the Acceptance Date, file the Proxy Statement with the SEC and, after clearance from the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

1.6 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.5, if after the latest of (a) the Acceptance Date, (b) the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement, and (c) any exercise of the Top-Up Option, Parent, the Purchaser, and their respective Subsidiaries shall then hold, in the aggregate, at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), Parent and the Purchaser agree to take all necessary and appropriate action to cause the Merger to become effective promptly without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

1.7 Top-Up Option.

(a) The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price an aggregate number of Shares (the “Top-Up Option Shares”) up to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or the Purchaser at the time of exercise of the Top-Up Option, constitutes one (1) Share more than ninety percent (90%) of the Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s total authorized and unissued Shares. Upon Parent’s request, the Company shall cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Option Shares, at the option of Parent, either in cash or by delivery of a promissory note (the “Promissory Note”).

(b) Provided that no applicable Law shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, on or after the Acceptance Date (at the election of the Purchaser) and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement.

(c) Each time that the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares by delivery of cash or the Promissory Note in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares. Such certificates may include any legends that are required by applicable Law.

(d) Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated pursuant to the provisions hereof, the Company agrees that it shall maintain, free from preemptive rights, sufficient authorized but unissued Shares issuable pursuant to this Agreement so that the Top-Up Option may be exercised without additional authorization of Shares, after giving effect to all other options, warrants, convertible securities and other rights to purchase Shares.

1.8 Directors of the Company.

(a) Upon the purchase of Shares pursuant to the Offer and for so long thereafter as Parent and the Parent Subsidiaries directly or indirectly own in the aggregate more than fifty percent (50%) of the outstanding Shares, Parent shall be entitled to designate for appointment or election to the Company Board, upon written notice to the Company, such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so owned by Parent and the Parent Subsidiaries bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, promptly cause Parent’s designees (and any replacement designees in the event that any designee shall no longer be on the Company Board) to be so appointed or elected to the Company Board and, in furtherance thereof, to the extent necessary, increase the size of the Company Board, obtain the resignation of such number of its directors or amend the Company Bylaws as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, subject to compliance with applicable Law and the rules of Nasdaq, and (ii) each board of directors (or similar body) of each Company Subsidiary and each committee of each such board (or similar body). Notwithstanding the foregoing, until the Effective Time, the Company Board shall have at least two (2) directors who are, or who have been nominated by, directors of the Company on the date of this Agreement.

(b) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.8(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the Nasdaq Marketplace Rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”); provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of Nasdaq and the federal securities Laws, to fill such vacancies who shall not be stockholders or affiliates of Parent or the Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding the provisions of this subsection (b), at all times from the election of Parent’s designees in accordance with Section 1.8(a) through the Effective Time, Parent’s designees shall constitute a majority of the Company Board.

(c) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.8(a), including mailing to the stockholders of the Company the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from Parent and the Purchaser the information below on a basis timely to permit such mailing). Parent and the Purchaser shall supply the Company such information with respect to Parent and the Purchaser and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent’s designees under Section 1.8(a). The provisions of Section 1.8(a) are in addition to and shall not limit any rights that the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

(d) Following the election or appointment of Parent’s designees pursuant to Section 1.8(a) and prior to the Effective Time, the approval by affirmative vote or written consent of all of the Independent Directors then in office (the “Independent Director Approval“) shall be required to authorize (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of time for performance of any obligation or action under this Agreement by Parent or the Purchaser, (iii) any waiver, exercise or enforcement of any of the Company’s rights under this Agreement or (iv) any amendment of the Company Certificate or Company Bylaws in a manner that adversely affects holders of Company Common Stock. The authorization of any such matter by a majority of the Independent Directors shall, to the extent permitted by applicable Law, constitute the authorization of such matter by the Company Board, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter.

(e) The parties hereto agree to reasonably cooperate to complete the Internal Reorganization (as defined below) steps required to be completed prior to the Closing, in a manner that is tax efficient and that does not adversely affect the parties hereto or the stockholders of the Company.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of their respective securities:

(a) Conversion of the Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, less any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, the Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Purchaser Common Stock. Each share of common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and prior to the Effective Time.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments and Warrant Payments. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall receive the Merger Consideration for each Share formerly represented by such Certificates less any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). Any Certificates so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without interest and less any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration, Option Payment or Warrant Payment otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company Warrants, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and Treasury Regulations promulgated thereunder or any provision of applicable Law, including with respect to stock transfer Taxes payable by the Company. To the extent that amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent and remitted to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or Company Warrants, as applicable, in respect of which such deduction and withholding was made by Parent, the Purchaser, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance, and who complies in all respects, with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with, and to the extent provided by, Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and less any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options; Restricted Stock; Stock Plans.

(a) Treatment of Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any equity incentive plan of the Company, including the Company’s Amended and Restated 2003 Management and Directors Incentive Plan (the “Company Stock Plans”), or any other plan, agreement or arrangement, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall receive at the Effective Time, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”) (less any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment, if any, of the Option Payment.

(b) Treatment of Restricted Stock. Immediately prior to the Effective Time, each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions under the Company Stock Plans or any other plan agreement or arrangement (“Restricted Stock”) shall vest in full and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Stock shall lapse and the Restricted Stock shall be converted into the right to receive the Merger Consideration, without interest, as provided in Section 2.1(a), less any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c) Termination of Company Stock Plans. After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options, Restricted Stock or other rights with respect to Shares shall be granted thereunder.

2.5 Treatment of Warrants. At the Effective Time, each warrant to purchase Shares that is issued, unexpired and unexercised immediately prior to the Effective Time (the “Company Warrants”) and not terminated pursuant to its terms in connection with the Merger shall, in accordance with its terms, entitle the holder thereof to receive a payment in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Company Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Warrant (such amounts payable hereunder being referred to as the “Warrant Payments”) (less any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)). From and after the Effective Time, any Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment, if any, of the Warrant Payment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Document filed on or after the date hereof and excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a Company SEC Document entitled “risk factors” or constituting “forward-looking statements” or any other sections of such filings) or (ii) the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”, it being agreed that any disclosure contained in any Section of the Company Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article 3 to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made), the Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1 Organization and Qualification. The Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its respective properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where the ownership, leasing or operation of its properties or assets or the nature or conduct of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Third Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”), as attached hereto in Section 3.1(a) of the Company Disclosure Schedule, and the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”), which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company Certificate and the Company Bylaws are in full force and effect and the Company is in compliance with their terms. Except as described in Section 3.1(b) of the Company Disclosure Schedule, the Company has made available to Parent complete and accurate copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of the Company Subsidiaries, the Company Board and the board of directors of each of the Company Subsidiaries and the committees of each of such boards of directors, in each case, held since January 1, 2007. Such minutes and written consents made available to Parent contain true, complete and correct records, in all material respects, of all meetings and other material corporate actions held or taken from January 1, 2007 through the date of this Agreement by the stockholders of the Company, the Company Board and committees thereof.

3.2 Company Subsidiaries.

(a) Each of the Company Subsidiaries, together with the jurisdiction of organization of each such Company Subsidiary, is set forth on Section 3.2(a) of the Company Disclosure Schedule. The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.

(b) Except as described in Section 3.2(b) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any Equity Interest in any Person, or have any obligation nor has it made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution, advance or otherwise) in any other Person.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, no par value, of the Company (the “Company Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of September 24, 2009, (A) 10,182,842 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, (C) 93,559 shares of Company Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (D) 1,750,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 461,691 shares of Company Common Stock remain reserved for future grant and (E) 955,074 shares of Company Common Stock reserved for issuance upon exercise of the Company Warrants. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options and Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, (i) no shares of Company Preferred Stock are issued and outstanding and (ii), other than 13,528 phantom stock awards granted to directors of the Company, there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights granted by the Company or its Subsidiaries that are linked in any way to the Company Common Stock or the value of the Company or any part thereof.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth, as of the close of business on September 23, 2009, each outstanding Company Option, Company Warrant, Equity Interest or other right to subscribe for, purchase or acquire from the Company any capital stock of the Company or rights that are linked in any way to capital stock of the Company granted by the Company or its Subsidiaries, including any stock appreciation rights or phantom stock awards, and with respect to each outstanding Company Option, the name of the holder thereof and the date of grant and exercise price thereof. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws, including the Nasdaq Marketplace Rules; and the per share exercise price of such grant was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option) of a share of Company Common Stock on the applicable Grant Date. All Company Warrants have been granted pursuant to the warrant agreements identified on Section 3.3(b) of the Company Disclosure Schedule, true and complete copies of which have been provided to Parent prior to the date hereof.

(c) There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding. Except for the Company Options, Restricted Stock and the Company Warrants, there are no Equity Interests, including any right, agreement or commitment, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt or obligating the Company to grant, extend or enter into any option, warrant, call, subscription, equity or equity-based compensation awards, whether granted under a Company Stock Plan or otherwise.

(d) There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary, nor does the Company have knowledge of any third-party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares, other than any Support Agreements that may have been executed in accordance herewith.

3.4 Authority; No Conflict; Board Approval.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement and performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action on behalf of the Company, including by the Company Board, and no other corporate proceedings on the part of the Company or any Company Subsidiary (pursuant to the DGCL or otherwise) and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger (to the extent required by the DGCL), the Company Stockholder Approval and the filing of the Certificate of Merger. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the Company Certificate or Company Bylaws or of the similar organizational documents of any of the Company Subsidiaries, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any payments pursuant to, any of the terms, conditions or provisions of, any Contract, Company Permit, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets may be bound or affected or (iv) result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not, individually or in the aggregate, (x) reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(c) The Company Board, at a meeting duly called and held and at which all directors were present, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and conditions contained herein, are fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) duly approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Offer and (iii) recommended, subject to Section 5.4, that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the Merger.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, by the Company or any Company Subsidiary other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of (i) the HSR Act and other applicable foreign or supranational antitrust and competition Laws set forth in Section 3.5 of the Company Disclosure Schedule and (ii) the regulations of the SEC (the Laws described on Section 3.5 of the Company Disclosure Schedule and the regulations of the SEC being the “Other Required Governmental Approvals”), (d) compliance with the applicable requirements of the Exchange Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws, (f) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of Nasdaq, except for such other consents, approvals, filings or authorizations that, if not obtained, made or given, would not (i) reasonably be expected to have a Company Material Adverse Effect or (ii) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

3.6 Permits; Compliance With Law.

(a) The Company and the Company Subsidiaries hold all material authorizations, franchises, licenses, permits, certificates, orders, exemptions, approvals, registrations and clearances from Governmental Entities necessary for the Company and each Company Subsidiary to lawfully own, lease and operate its properties and assets, and to carry on and lawfully operate its businesses as currently conducted (the “Company Permits”). The Company and each Company Subsidiary is in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except for such non-compliance, invalidity or failure to be in full force and effect that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole, and, since January 1, 2007, neither the Company nor any Company Subsidiary has received any written notice that any Governmental Entity has commenced, or, to the knowledge of the Company, threatened to initiate, any action to revoke, cancel or terminate any Company Permit.

(b) The Company and its Subsidiaries are, and since January 1, 2007 have been, in compliance with all Laws applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for such non-compliance that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. No Governmental Entity has alleged to the Company in writing any material violation of any Laws or indicated to the Company in writing an intention to conduct any such investigation or review of the Company or any Company Subsidiary, and, to the knowledge of the Company, no investigation, charge, assertion or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened.

3.7 SEC Filings; Financial Statements. The Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC since and including January 1, 2007 under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, schedules, statements, reports or other documents with the SEC. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Company Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

3.8 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has and, to the extent required by Law, each of the Company Subsidiaries have, designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (and has made summaries of such disclosure to the audit committee, if any, available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(e) and 15d-15(e)) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with (x) all effective provisions of the Sarbanes-Oxley Act and (y) the applicable Nasdaq Marketplace Rules. Since January 1, 2009, the Company has not identified any material weaknesses in internal controls.

(b) To the knowledge of the Company, the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving (i) the certifications required pursuant to the rules and regulations adopted pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, in each case, without qualification, when next due.

(c) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder the (“FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to induce such person to act against the best interest of his or her employer or principal.

3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2008 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2008 and prior to the date hereof and (c) set forth on Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, known or unknown, absolute, determined, determinable, fixed or contingent and whether or not required to be recorded or reflected on a balance sheet under GAAP, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10 Absence of Certain Changes or Events. Since June 30, 2009, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and (a) there has not been any Company Material Adverse Effect or any fact(s), change(s), event(s), development(s) or circumstances that, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) there has not been any action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of Section 5.1.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or individual consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, and under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, change in control, retention, termination, severance, retirement, vacation, holiday, sick pay, cafeteria, health or welfare benefit, retiree health or welfare benefit, salary continuation, life insurance, tuition reimbursement, employee assistance, legal services, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, practices or arrangements (each a “Company Benefit Plan”). Section 3.11(a) of the Company Disclosure Schedule sets forth (i) a separate, complete list of each Company Benefit Plan that is an “employee pension plan”, as defined in Section 3(2) of ERISA, subject to Section 302 or Title IV of ERISA, Section 412 or 430 of the Code, or any comparable Law governing defined benefit pension plans, other than Multiemployer Plans (“Title IV Plan”), and (ii) a separate, complete list of each Company Benefit Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or is or has been subject to Section 4063 or 4064 of ERISA. For purposes of this Section 3.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent complete copies where applicable of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including all current plan documents, trust agreements, insurance contracts or other funding vehicles and all material amendments thereto, (ii) all material written summaries and summary plan descriptions, (iii) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement, if any, relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination or opinion letter, and (vi) all filings made by the Company within the past two (2) years under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that is reasonably expected to result in material liability to the Company or any ERISA Affiliate. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) that is reasonably expected to result in material liability to the Company or any ERISA Affiliate.

(d) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status, (ii) may rely upon a prototype opinion letter or (iii) has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination, and to the knowledge of the Company, each Company Benefit Plan which is required to be registered under applicable non-U.S. Law has been registered and has been maintained in good standing with applicable regulatory authorities. To the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status or good standing of any such Company Benefit Plan that could not reasonably be corrected without liability to the Company.

(e) The information provided to the Purchaser or its advisors with respect to the amount of unfunded benefit liabilities (defined as the excess, if any, of the funding target over the value of plan assets, both as defined in Section 430 of the Code) in the Title IV Plans represents a good faith estimate of such amount of unfunded benefit liabilities as of the date of such information and to the knowledge of the Company there was a reasonable basis for each of the assumptions used in preparing such information, provided, however, that the parties acknowledge that such information was prepared using census data derived from the most recently prepared actuarial reports with respect to such Title IV Plans and that the Company makes no representation with respect to the reasonableness of relying on such census data as of any date other than the date of such actuarial reports.

(f) Neither the Company nor any ERISA Affiliate has, as of the date of this Agreement, any outstanding liability in connection with the termination of a Title IV Plan or under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. In accordance with applicable Law, none of the Title IV Plans have a funded status for 2009 that is “at risk.” All premiums due to the PBGC with respect to the Title IV Plans maintained by the Company or any ERISA Affiliate have been paid, except as could reasonably be corrected without material liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date. Neither the Company nor any ERISA Affiliate has as of the date of this Agreement any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, nor has any of them incurred any liability due to termination or reorganization of a Multiemployer Plan.

(g) Section 3.11(g) of the Company Disclosure Schedule sets forth a complete list of each Company Benefit Plan which provides for coverage of post-retirement welfare benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar law.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) will result in any payment becoming due to any employee or accelerate the time of payment, vesting, funding or set aside of Company assets to pay compensation or benefits under, or increase the amount payable pursuant to, any of the Company Benefit Plans. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1 Q/A 15) under any Company Benefit Plan is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b) of the Code).

3.12 Labor Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is a party to any labor or collective bargaining agreement, there are no labor or collective bargaining agreements which pertain to employees of Company or any Company Subsidiary, and there are no employees of Company or any Company Subsidiary that are otherwise represented by any labor organization. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Section 3.12(a) of the Company Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, no labor organization or group of employees of Company or any Company Subsidiary has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, to the knowledge of the Company, there is no organizing activity involving Company or any Company Subsidiary pending or threatened by any labor organization or group of employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of Company, threatened against or involving Company or any Company Subsidiary involving any employee. To the knowledge of the Company, there are no material unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or former employee.

(d) There are no material complaints, charges or claims against Company or any Company Subsidiary pending or, to the knowledge of Company, threatened that could be brought or filed, with any governmental body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Company or any Company Subsidiary, of any individual.  The Company and each Company Subsidiary are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq. (“WARN”) or any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for such non-compliance that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar state or local mass layoff or plant closing Law) with respect to Company or any Company Subsidiary within the six (6) months prior to the Closing Date.

3.13 Contracts; Indebtedness.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which: (i) contains any non-compete or exclusivity provision or otherwise limits the freedom of the Company, any Company Subsidiary or any of the Company’s current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, (ii) after the Effective Time, would have the effect of limiting the freedom of Parent or any of its Subsidiaries or current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, (iii) relates to the constituent documents of any partnership, joint venture or similar arrangement, (iv) involves a supplier or a customer and provides for annual payments or receipts in excess of $5,000,000 with a term in excess of one (1) year, (v) to the extent not defined in subsection (iv) above, involves expenditures or receipts by the Company or any Company Subsidiary of more than $5,000,000 in any one (1) year period, including, without limitation, the five (5) largest Contracts relating to the water treatment business, measured by payments or receipts, as appropriate, (vi) limits the payment of dividends or other distributions, the pledging of capital stock or the issuance of guarantees by the Company or any Company Subsidiary, (vii) contains an option (other than a Company Option or Company Warrant) or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than the Company or the Company Subsidiaries or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (viii) involves the acquisition from another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests for aggregate consideration in excess of $1,000,000 (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or that contains “earn-out” provisions or other contingent payment obligations, (ix) involves the disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests for aggregate consideration in excess of $1,000,000 (other than dispositions of inventory in the ordinary course of business consistent with past practice) or that contains ongoing indemnification obligations or other material obligations, (x) relates to extension of credit to the Company or any of its Subsidiaries, indebtedness for borrowed money or any financial guaranty in excess of $1,000,000 individually, (xi) accounted for aggregate revenue to the Company or any of its Subsidiaries of (A) more than $5,000,000 during the Company’s 2008 fiscal year or (B) more than $2,500,000 during the first six (6) months of the Company’s 2009 fiscal year, (xii) constitutes a lease, sublease, license agreement, occupancy agreement or other Contract with respect to the Real Property, in each case involving payments or other consideration in excess of $50,000 per annum (“Lease Agreements”), (xiii) constitutes or includes a license, assignment, conveyance, consent, permission or non-assertion between the Company or a Company Subsidiary and a third party with respect to Intellectual Property that is material to the respective businesses of the Company or its Subsidiaries in the manner in which they are currently being conducted and pursuant to which the Company or any Company Subsidiary is obligated to pay more than $50,000 per annum in royalties or license fees (in each case, other than commercial off-the-shelf software license agreements, non-disclosure agreements and invention assignment agreements entered into in the ordinary course of business), (xiv) is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or disclosed by the Company on a Current Report on Form 8-K, (xv) are material to the Company and its Subsidiaries, taken as a whole and will be breached by or require the consent of any third party in order ýto continue in full force following consummation, of the transactions contemplated by this Agreement or (A) grants such third party any rights, (B) provides for any diminution of rights of the Company or the Company Subsidiaries or (C) can be terminated by such third party, in each case, upon a change in control of the Company or (xvi) would prohibit, materially interfere with, materially hinder or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement. Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Company Material Contract.”

(b) (i) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) each Company Material Contract is in full force and effect with respect to the Company or Company Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties thereto and, upon consummation of the Offer or the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence, (iii) the Company and each of the Company Subsidiaries, and, to the knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, (iv) none of the Company or any Company Subsidiary is and, to the knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Material Contract or has received notice of any violation or default under or knows of any existing condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under, any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to subsections (iii) and (iv), for violations or defaults that would not, or would not be reasonably expected to, individually or in the aggregate, (x) prohibit, materially interfere with or materially delay consummation of the Offer, the Merger or any of the other transactions contemplated hereby, (y) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (z) be material to the Company and its Subsidiaries, taken as a whole and (v) neither the Company nor any Company Subsidiary has received any notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule, as of the date hereof, there is no suit, claim, action, proceeding, hearing, investigation, mediation, arbitration, shareholder demand letter or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree, arbitration ruling, regulatory restriction or judgment of a Governmental Entity, other than such orders, writs, injunctions, decrees, arbitration rulings, regulatory restrictions or judgments which are immaterial to the Company and its Subsidiaries, taken as a whole.

3.15 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and except for those matters set forth in Section 3.15 of the Company Disclosure Schedule or for those matters which the Company had established a reserve as reflected in the audited consolidated balance sheet of the Company as of December 31, 2008, or in the notes thereto: (i) each of the Company and the Company Subsidiaries (collectively, the “Inclusive Companies”) are and for the past three (3) years have been in substantial compliance with all applicable Environmental Laws and Environmental Permits, and each has all Environmental Permits necessary for the conduct and operation of the business as now being conducted, (ii) no Hazardous Substances are and, since October 11, 2002, no Hazardous Substances have been used, generated, treated, stored, transported, disposed of, or handled by the Company except in substantial compliance with all applicable Environmental Laws, (iii) the Inclusive Companies have not received from any Person or Governmental Entity any written notice of alleged, actual or potential responsibility or liability for release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, except for any such notices that have been substantially resolved to the satisfaction of such Person or Governmental Entity and do not require any ongoing obligations, (iv) the Inclusive Companies are not subject to any pending complaints, suits, administrative proceedings, judgments, orders or decrees arising under Environmental Laws or related to Hazardous Substances (“Environmental Claims”) and, to the knowledge of the Company, no Environmental Claims are threatened, (v) except as generally provided for in leases and credit agreements, since October 11, 2002, the Inclusive Companies have not by contract assumed, undertaken or provided an indemnity for which any Inclusive Company is legally obligated with respect to any pending Environmental Claim for which the Company has received written notice of such indemnity obligation, (vi) to the knowledge of the Company, no conditions exist at any real property currently or formerly owned, operated or leased by any Inclusive Company, or at any real property to which any Inclusive Company sent, recycled, treated, stored, handled or disposed of Hazardous Substances that could give rise to Inclusive Company liability under Environmental Law and (vii) to the knowledge of the Company, there are no facts, circumstances or conditions that could give rise to unbudgeted capital expenditures in excess of $4,000,000 related to Hazardous Materials.

(b) To the knowledge of the Company, the Company has made available to Parent copies of all material non-privileged environmental reports prepared within the past five (5) years and copies of all material non-privileged pleadings in the Company’s possession related to pending or threatened Environmental Claims that could result in the Company incurring material liabilities under Environmental Laws.

(c) The Company’s accruals for environmental liabilities as reflected in the audited consolidated balance sheet of the Company as of December 31, 2008, or in the notes thereto, are in accordance with GAAP.

(d) Except for the representations and warranties provided for in Section 3.9, this Section 3.15 represents the sole and exclusive representations and warranties of the Company with regard to matters arising under or relating to Environmental Laws or Hazardous Substances.

3.16 Intellectual Property.

(a) Scheduled Intellectual Property. Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Scheduled Intellectual Property, including the record owner of each such item of Scheduled Intellectual Property and other identifying information. The Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to all of the Scheduled Intellectual Property listed or required to be listed on Section 3.16(a) of the Company Disclosure Schedule, free and clear of all Liens (other than Permitted Liens or any obligations under those specified Contracts listed in Section 3.13(a) of the Company Disclosure Schedule).

(b) Ownership. To the knowledge of the Company, the Company and each Company Subsidiary either exclusively owns all right, title and interest in and to all material Company Intellectual Property (other than Scheduled Intellectual Property), or has a valid and continuing right or license to use and commercially exploit such material Company Intellectual Property as the same is used and commercially exploited by the Company or any Company Subsidiary in its respective business as presently conducted. The Intellectual Property owned by or licensed to the Company or a Company Subsidiary includes all of the material Intellectual Property necessary and sufficient to enable the Company and the Company Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. The Scheduled Intellectual Property is, to the knowledge of the Company, valid and enforceable.

(c) Maintenance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any Scheduled Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Scheduled Intellectual Property have been timely filed, with the relevant Governmental Entities and Internet domain name registrars in the U.S. or foreign jurisdictions, as the case may be, for the purpose of maintaining such Scheduled Intellectual Property and all issuances, registrations and applications therefore.

(d) Non-disclosure. The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets and confidential and proprietary information from which the Company or any Company Subsidiary derives independent economic value by virtue of their not being generally known and that are material to the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted.

(e) Absence of Claims; Non-infringement. The Company and the Company Subsidiaries have not received any written charge, complaint, claim, demand or notice during the past two (2) years (i) of any infringement, misappropriation, violation or other conflict by the Company or any Company Subsidiary of or with any Intellectual Property of any other Person or (ii) that any other Person is claiming any ownership of or right to use, or challenging the validity or enforceability of, any Intellectual Property that is owned by the Company or its Subsidiaries. The Company and the Company Subsidiaries have not received any written notice or other written communication during the past two (2) years that any Intellectual Property owned by the Company or any of its Subsidiaries is subject to, and, to the knowledge of the Company, the Intellectual Property owned by the Company or any of its Subsidiaries is not subject to, any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity adversely affecting the rights of the Company or any Company Subsidiary with respect thereto (other than office actions from the United States Patent & Trademark Office or foreign patent and trademark offices). To the knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon, misappropriating or otherwise violating (or has infringed, misappropriated or otherwise violated) any Intellectual Property owned by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company as of the date hereof, the Company and its Subsidiaries, the Company Intellectual Property owned by the Company or any of its Subsidiaries (and the use, practice or exploitation thereof), their respective products and services (and the making, using, selling, offering to sell, import, export, practicing or other exploitation thereof), and the operation of this respective businesses are not infringing, misappropriating, or otherwise violating any Intellectual Property of any Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.17 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary has timely filed with the appropriate Taxing Authorities all income Tax Returns and all other material federal, state, local and foreign Tax Returns required to be filed through the date hereof, (ii) all such Tax Returns are complete and accurate in all material respects, (iii) all material amounts of Taxes due and owing by any of the Company or any Company Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid, and (iv) all material amounts of Tax required to be withheld by any of the Company or any Company Subsidiary have been timely withheld and paid over to the appropriate Taxing Authority.

(b) Reserves for Taxes. The material unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Company Financial Statements.

(c) Audits, Investigations or Claims. (i) No deficiencies for a material amount of Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by any Taxing Authority in writing or, to the knowledge of the Company, otherwise and (ii) there are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any Company Subsidiary.

(d) Liens. There are no Liens for a material amount of Taxes on any assets of any of the Company and the Company Subsidiaries other than Permitted Liens.

(e) Tax Sharing Agreements. Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, there are no contracts, assumption agreements, Tax sharing agreements or similar arrangements of any kind (including indemnity arrangements ) written or otherwise under which the Company or any Company Subsidiary could be liable for a material amount of Taxes of an entity that is neither the Company nor any Company Subsidiary other than (i) customary agreements with customers or suppliers where the Company or any Company Subsidiary has agreed to pay transaction, privilege, sales or similar taxes, (ii) customary agreements with lessors and (iii) customary agreements in credit agreements.

(f) Listed Transactions. Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(g) With respect to requests for changes in method of accounting: (i) neither the Company nor any Company Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method and (ii) neither the Company nor any Company Subsidiary has pending any application with any Taxing Authority requesting permission for any change in any accounting method.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule lists all directors and officers and fiduciary insurance policies and all other material policies of liability, fire, workers compensation, title, property, casualty and other forms of insurance owned or held by the Company and each Company Subsidiary (or their respective assets or business) and any claim in excess of $250,000 with respect thereto. The Company has heretofore made available to Parent a complete and accurate copy of all such policies. There is no claim by the Company or any Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or with respect to which the underwriters have reserved rights. All such policies are in full force and effect, all premiums due and payable have been timely paid, no written notice of cancellation or termination has been received and there is no existing default with respect to any such policy.

3.19 Collar Agreements. As of the date of this Agreement, (a) the gross notional amount outstanding under all existing interest rate collar agreements to which the Company or any Company Subsidiary is a party was approximately $185,000,000 and (b) the estimated fair value of the Company’s and the Company Subsidiaries’ interest rate collar agreements was an approximately $7,000,000 loss.

3.20 Properties and Assets.

(a) The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, free and clear of all Liens (other than Permitted Liens), or in the case of assets and properties they lease, license, or have other occupancy rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible), in each case, necessary to permit the Company and the Company Subsidiaries to conduct their respective businesses in all material respects as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their continued current use, subject to reasonable wear and tear.

(b) All of the assets, properties, liabilities and obligations of the business of the Company relating directly to the manufacture and development of valve actuation systems, components for gasoline and diesel engines, pump actuation components and any other aspects of the automotive or heavy duty/commercial market (collectively, the “Automotives Business”) are held separately from all of the other businesses of the Company solely in the corporations and other Persons set forth on Section 3.20(b)(i) of the Company Disclosure Schedule (collectively, the “Automotives Subsidiaries), and, except for those liabilities and obligations of the Automotive Subsidiaries and the other liabilities and obligations set forth on Section 3.20(b)(ii) of the Company Disclosure Schedule, the Automotives Business of the Company has no liabilities or obligations of any nature, whether or not accrued, known or unknown, absolute, determined, determinable, fixed or contingent and whether or not required to be recorded or reflected on a balance sheet under GAAP.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property and interest in real property owned in fee by the Company or any Company Subsidiary (collectively, the “Owned Real Property”). Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, holds good, valid, legal and marketable fee title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. The Company and Company Subsidiaries do not lease, license or otherwise grant any Person any interest in any of the Owned Real Property.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”). No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens. True and complete copies of the Lease Agreements have been provided or made available to Parent prior to the date hereof, together with any amendments, modifications or supplements thereto. The Company and Company Subsidiaries do not sublease, license or otherwise grant any Person any interest in any of the Leased Real Property.

(c) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property.” To the knowledge of the Company, each parcel of Real Property is in material compliance with all existing Laws applicable to such Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Real Property. Neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the knowledge of the Company, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property.

3.22 Interested Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Schedule or in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, there are no Company Material Contracts, transactions, indebtedness or other arrangement (including any direct or indirect ownership interest in any property or assets used in or necessary for use in the conduct of business by the Company), or any related series thereof, between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate or family member of any such officer, director or record or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.23 Opinion of Financial Advisors. The Company Board has received the written opinion (the “Fairness Opinion”) of Moelis & Company (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received by the stockholders of the Company pursuant to the Offer and Merger is fair to such stockholders (other than Parent and its affiliates) from a financial point of view. The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.24 Information in the Offer Documents and the Schedule 14D-9. The information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser.

3.25 Information in the Proxy Statement. The information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

3.26 Required Vote. The affirmative vote of the a majority of the outstanding Shares entitled to vote on the Merger is the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.27 Brokers. Except for the Company’s obligations to the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has delivered to Parent complete and accurate copies of all Contracts under which any fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

3.28 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article 3, neither the Company or the Company Subsidiaries nor any other Person makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary and the Company disclaims any such representation or warranty not expressly set forth in this Article 3, whether made by the Company, any Company Subsidiary, or any other Person.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE PURCHASER

Except as set forth in the disclosure schedule delivered by Parent and the Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”, it being agreed that any disclosure contained in any Section of the Parent Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article 4 to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made), Parent and the Purchaser hereby represent and warrant to the Company:

4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and the Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and the Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the Purchaser, (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets, or require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not (i) reasonably be expected to have a Parent Material Adverse Effect or (ii) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition Laws set forth in Section 4.4 of the Parent Disclosure Schedule, (d) compliance with the applicable requirements of the Exchange Act, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws set forth in Section 4.4 of the Parent Disclosure Schedule, (g) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby and (h) such filings as may be required under the rules and regulations of Nasdaq, except for such other consents, approvals, filings or authorizations that, if not obtained, made or given, would not, individually or in the aggregate, (i) reasonably be expected to have a Parent Material Adverse Effect or (ii) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

4.5 Litigation.

(a) As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or the Purchaser or any of its or their respective properties or assets, or any executive officer or director of Parent or the Purchaser, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6 Information in the Proxy Statement. The information supplied or to be supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.7 Information in the Offer Documents. The information supplied or to be supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.8 Ownership of Company Capital Stock. Neither Parent nor the Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9 Sufficient Funds.

(a) Parent and the Purchaser each will have, including the use of the Company’s cash in an amount of not less than $54,000,000, upon the Acceptance Date, the Expiration Date (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger, including (i) to pay to purchase the Shares in the Offer, the Merger Consideration, the Option Payments and the Warrant Payments and (ii) to pay all transaction fees and expenses incurred by Parent and the Purchaser in connection with this Agreement and the transactions contemplated hereby.

(b) Parent has delivered to the Company true, complete and correct copies of (i) executed commitment letters (the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) executed equity commitment letters (the “Equity Commitment Letter”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which certain persons (collectively, the “Equity Investors”) have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”).  The Financing Commitments are in full force and effect and are a legal, valid and binding obligation of Parent and the Purchaser, and, to the knowledge of Parent, of the other parties thereto. None of the Financing Commitments has been or is expected to be amended or modified, except as permitted by Section 5.12, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or the Purchaser under any Financing Commitment; provided that Parent is not making any representation regarding the effect of the inaccuracy of the representations and warranties in Article 3. Neither Parent nor the Purchaser has any reason to believe that it will be unable to satisfy any material term or condition of closing to be satisfied by it in any of the Financing Commitments on the Closing Date; provided that Parent is not making any representation regarding the inaccuracy of the representations and warranties set forth in Article 3, or the failure of the Company to perform its obligations hereunder. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein. There are no side letters or other agreements, contract or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments.

4.10 Ownership of the Purchaser; No Prior Activities.

(a) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.11 Management Arrangements. As of the date hereof, except as previously disclosed to the Company, none of Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.12 Brokers. Except for Parent’s obligations to KeyBanc Capital Markets Inc., Parent’s financial advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, based upon arrangements made by or on Parent or the Purchaser.

4.13 Investigation by Parent and the Purchaser. Each of Parent and the Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and the Purchaser has been provided with reasonable access to the properties, premises, and records of the Company and the Company Subsidiaries for this purpose. No review, analysis or investigation by Parent, the Purchaser or their respective Representatives shall affect the representations and warranties of the Company set forth in this Agreement. Parent and the Purchaser each acknowledges that, except as set forth in this Agreement, none of the Company or the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors, or representatives has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, the Purchaser, or their agents or representatives.

ARTICLE 5
COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as expressly required pursuant to this Agreement or (c) as consented to in writing by Parent (in its sole discretion; provided, however, that, with respect to subsections (xii) and (xviii) below, such consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to keep available the services of the current officers of the Company and each Company Subsidiary and preserve the goodwill and current relationships of the Company and each Company Subsidiary with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations and (iii) use commercially reasonable efforts to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as expressly required by any other provision of this Agreement, (c) as required by applicable Law or (d) as consented to in writing by Parent (in its sole discretion; provided, however, that, with respect to subsections (xii) and (xviii) below, such consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(i) amend or otherwise change the Company Certificate or the Company Bylaws or the comparable organizational documents of any Company Subsidiary;

(ii) except to the extent required by (A) applicable Law, (B) the existing terms of any Company Benefit Plan described in Section 3.11(a) of the Company Disclosure Schedule or (C) any other plan or agreement in effect as of the date of this Agreement (including any collective bargaining agreement), amend, modify or adjust the terms of any Equity Interests, including the Company Warrants, the Restricted Stock and the Company Options, and any Contracts governing such interests;

(iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except from holders of Company Options or Company in connection with the full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options or in the ordinary course of business consistent with past practices;

(iv) issue, sell, deliver, pledge, dispose of, grant, transfer, subject to any Lien or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, calls, commitments, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, in each case other than (A) the issuance of Shares pursuant to the exercise of the Company Options and Company Warrants outstanding on the date hereof in accordance with their terms on the date hereof and (B) the issuance of shares upon the exercise of the Top-Up Option;

(v) sell, pledge, mortgage, dispose of, transfer, lease, license, guarantee, subject to any Lien, encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any of the property or assets (including Intellectual Property) of the Company or any Company Subsidiary, other than pursuant to existing contracts or commitments with respect to the sale or purchase of goods, and pursuant to licenses for the licensing to or from third parties of Intellectual Property, in the ordinary course of business consistent with past practice and dispositions of immaterial tangible assets of the Company, including the disposition of obsolete or worn out equipment, in the ordinary course of business consistent with past practice;

(vi) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company or any Company Subsidiary (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(vii) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(viii) merge or consolidate the Company or any Company Subsidiary with any Person (other than the Merger) or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(ix) directly or indirectly acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), other than acquisitions of assets for consideration that is individually not in excess of $100,000, or in the aggregate not in excess of $1,000,000;

(x) (A) incur or assume any long-term or short-term indebtedness for borrowed money or issue any debt securities, (B) assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money or (C) cancel any indebtedness or waive or assign any claims or rights of substantial value, except (x) in connection with refinancings of existing indebtedness at the maturity thereof so long as the Company uses its existing credit facility on the date hereof to refinance such indebtedness or (y) short-term indebtedness for trade payables incurred in the ordinary course of business consistent with past practice; provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Effective Time has not occurred on or prior to December 8, 2009, the Company may, in consultation with Parent, undertake all actions reasonably necessary to amend its existing credit facility to extend its maturity, on terms reasonably acceptable to the Company; provided, further, that, the Company will continue to comply with its obligations under this Agreement, including Section 5.12, and will not incur any additional indebtedness in connection with such amendment;

(xi) except for advances for expenses in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary);

(xii) terminate, cancel, renew, transfer, assign, license, encumber or request or agree to any material change in or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract;

(xiii) make, authorize or incur any capital expenditure or otherwise acquire any asset, or any obligations or liabilities in respect thereof in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof;

(xiv) except to the extent required by (A) applicable Law, (B) the existing terms of any Company Benefit Plan described in Section 3.11(a) of the Company Disclosure Schedule or (C) any other plan, arrangement, agreement or corporate policy in effect as of the date of this Agreement (including any collective bargaining agreement): (1) increase the compensation or benefits payable or to become payable to its directors, officers or employees other than customary increases in the ordinary course of business consistent with past practice made to employees below the level of Vice President (which increases, subject to clause (2) below, are customarily made after the end of a calendar year), (2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee at the level of Vice President or above, (3) establish, adopt, enter into or materially amend any material collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or (4) waive or materially amend any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(xv) (A) pre-pay any long-term debt, (B) waive, settle, release, pay, discharge, satisfy or commence any claims, liabilities, obligations or litigations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case made or pending against the Company, any Company Subsidiary, or any of their respective officers and directors, other than any settlement, payment, discharge or satisfaction where the amounts paid or to be paid are less than $100,000 in the aggregate, (C) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (D) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (E) vary its inventory practices in any material respect from past practices;

(xvi) make any change in accounting policies, practices, principles, methods or procedures used by the Company, other than as required by GAAP or by a Governmental Entity;

(xvii) (A) make, change or rescind any material tax election, (B) settle or compromise any material Tax Claim or liability for a material amount of Taxes, (C) change (or make a request to any Taxing Authority to change) any material accounting or material Tax reporting principles, methods or policies or (D) surrender any Tax refund for a material amount of Tax or file any or amend any Tax Return, in each case, other than in the ordinary course of business or consistent with past practice;

(xviii) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

(xix) create or have any subsidiary of the Company, other than the Company ýSubsidiaries;ý

(xx) subject to Section 5.4 hereof, take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the obligations of ýParent or the Purchaser to consummate the Merger set forth in Article 6 and the ýconditions to consummate the Offer in Annex I not being satisfied; or

(xxi) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2 Cooperation. The Company and Parent shall use commercially reasonable efforts to coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement or any Other Filings.

5.3 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such Person shall use commercially reasonable efforts to cause the counterparty thereto to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective Representatives, (collectively, “Company Representatives”) to: (i) provide to Parent and the Purchaser and their respective Representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours upon prior notice to the personnel, officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books, records and Contracts thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request (it being understood that a request for information of the type provided by the Company to the Purchaser prior to the date hereof shall be deemed reasonable for this purpose). No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to modify or limit any representations, warranties, conditions or rights of the parties hereto contained in this Agreement.

(b) Prior to the Effective Time, with respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated July 21, 2009, as amended, by and between the Company and Parent (the “Confidentiality Agreement”); provided that Parent shall be entitled to share any Confidential Information (as defined in the Confidentiality Agreement) and otherwise discuss consideration of the transactions contemplated by this Agreement with potential debt and equity financing sources and the Confidentiality Agreement shall be deemed so amended.

5.4 No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is forty-five (45) days after the date of the public announcement of this Agreement (the “Solicitation Period End Date”), the Company, the Company Subsidiaries and the Company Representatives shall be permitted to, and shall have the right to, directly or indirectly (acting under the direction of the Company Board) (i) solicit, initiate or encourage any Acquisition Proposal (or inquiries, proposals or offers or other efforts that may lead to an Acquisition Proposal) and (ii), subject to compliance with Sections 5.4(d), (e) and (f), participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or any Company Representatives to, provide to any third party any material non-public information unless the Company receives from such third party an executed confidentiality agreement with confidentiality provisions (including customary standstill and non-solicitation provisions for such a transaction) no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement, provided, that, the Company shall promptly provide to Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any person given such access but which was not previously provided to Parent and its Representatives. Parent agrees that, during the period from the date hereof to and the end of the Solicitation Period End Date, neither it nor any affiliate or Parent Subsidiary shall, and that it shall use its reasonable best efforts to cause the Parent Representatives not to, directly or indirectly, contact, knowingly discourage, knowingly interfere with or participate in discussions with, any person that, to Parent’s knowledge, has made, or is considering or participating in discussions or negotiations with the Company, the Company Subsidiaries or the Company Representatives regarding, an Acquisition Proposal.

(b) As of the Solicitation Period End Date and continuously thereafter, the Company shall, and shall cause the Company Subsidiaries to, and shall direct the Company Representatives to, (A) immediately cease any solicitation, encouragement, discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished to any Person in respect an Acquisition Proposal and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement and (ii) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company agrees that neither it nor any Company Subsidiary shall, and that it shall cause the Company Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (B) participate in any discussions or negotiations (including by way of furnishing information) regarding an Acquisition Proposal, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the Company’s knowledge, is considering making an Acquisition Proposal, (C) make a Change of Recommendation, (D) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 5.4(c)) or (E) resolve, propose or agree to any of the foregoing. The Company shall promptly inform the Company Representatives, and shall cause the Company Subsidiaries promptly to inform their respective Representatives, of the obligations under this Section 5.4(b).

(c) Notwithstanding the limitations set forth in Section 5.4(b), at any time from the Solicitation Period End Date and continuing until the earlier of the Acceptance Date and the termination of this Agreement pursuant to Section 7.1 below, provided that the Company has complied in all material respect with its obligations under this Section 5.4, if the Company receives an unsolicited bona fide written Acquisition Proposal (i) which (A) constitutes a Superior Proposal or (B) which the Special Committee or the Company Board determines in good faith could reasonably be expected to result in a Superior Proposal and (ii) the Company Board determines in good faith, after consultation with the Company’s legal counsel that the failure of the Company Board to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such Acquisition Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality provisions (including customary standstill and non-solicitation provisions for such a transaction) no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement) and (y) engage in discussions or negotiations with such third party with respect to such Acquisition Proposal.

(d) The Company shall promptly (and in any event no later than twenty-four (24) hours) notify Parent if the Company, the Company Subsidiaries or its or their Representatives receives (i) any Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, including during the period from the date of this Agreement to the Solicitation Period End Date. The Company shall notify Parent promptly (and in any event no later than twenty-four (24) hours) of the identity of such Person and provide a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than twenty-four (24) hours) after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto) and shall provide to Parent as soon as practicable (and in any event no later than twenty-four (24) hours) after receipt or delivery thereof, with copies of all draft agreement (and any other written material) sent by or provided to the Company or any Company Subsidiary (or their Representatives) in connection with any such Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (within twenty-four (24) hours) notify Parent if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.4(c). The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any such information to Parent.

(e) Other than in accordance with this Section 5.4(e), the Company Board shall not (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal, (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer, (iv) exempt any person from the restrictions contained in any state takeover or similar Laws, including Section 203 of the DGCL (each of the foregoing, a “Change of Recommendation”) or (v) enter into or authorize the Company to enter into any letter of intent, merger, acquisition, or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by this Section 5.4 (each a “Company Acquisition Agreement”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Company Board may, at any time prior to the Acceptance Date, make either (x) a Change of Recommendation if the Company Board has concluded in good faith that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of the Company under applicable Law and/or (y) terminate this Agreement in accordance with Section 7.1 to enter into a Company Acquisition Agreement with respect to such Superior Proposal (a “Superior Termination”); provided, further, that, the Company Board may not effect such Change of Recommendation or a Superior Termination, in each case in connection with a Superior Proposal, unless both of the following conditions have been met:

(1) the Company shall have provided prior written notice to Parent, at least forty-eight (48) hours or such greater time as necessary to include at least one (1) entire Business Day (ending at midnight) (the “Notice Period”) in advance, of its intention to effect a Change of Recommendation and/or Superior Termination in response to such Superior Proposal, which notice shall in addition specify the material terms and conditions (including price) of any such Superior Proposal (including the identity of the Person or group of Persons making the Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed acquisition agreement and other material documents related thereto with the party making such Superior Proposal; and

(2) prior to effecting such Change of Recommendation and/or Superior Termination in response to a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

(f) If during the Notice Period any material revisions are made to the Superior Proposal to which the final proviso of Section 5.4(e) applies (including any change in the purchase price in such Superior Proposal), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of such proviso with respect to such new written notice.

(g) Nothing in this Agreement shall prohibit or restrict the Company Board from making a Change of Recommendation to the extent that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of the Company under applicable Law.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board shall be permitted to recommend an Acquisition Proposal which is not a Superior Proposal; provided, further, that any disclosure other than “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of an Acquisition Proposal or an express reaffirmation of the Company Board Recommendation in favor of the Offer and the Merger shall be deemed to be a Change of Recommendation.

5.5 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Offer and the Merger, and (iii) as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act (with a request for early termination under the HSR Act) and (C) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers should be sought from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding (but giving the other party reasonable prior notice of such meeting) and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding. The parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable vacated or reversed. The Company and Parent will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all Company Permits and Contracts of the Company and the Company Subsidiaries will remain in full force and effect after the Effective Time.

(d) Notwithstanding anything to the contrary in this Agreement, with respect to their businesses and assets as they exist on the date hereof, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or affiliates. Between the date of this Agreement and the Effective Time, neither the Company nor Parent shall take or approve any action, and each shall use its reasonable best efforts to prevent any condition or occurrence, that would reasonably be expected to adversely affect the likelihood of obtaining any consent, license, permit, waiver, approval, authorization, or order of any Governmental Entity required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the transactions contemplated herein.

5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event of which such party has knowledge the occurrence or non-occurrence of which would cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (b) the failure of the Company, the Purchaser or Parent, as the case may be, or any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto. Furthermore, each party hereto shall promptly notify the other party hereto of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

5.7 Public Announcements. Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company shall provide a meaningful opportunity to Parent to review and comment upon all formal Company employee communication programs or announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.8 Employee Benefit Matters.

(a) For a period of one (1) year following the Effective Time (or, in each case, until such person earlier ceases to be employed by Parent, the Surviving Corporation, or any of their respective subsidiaries), Parent shall provide or cause to be provided to each Person that is an employee of the Company or a Company Subsidiary as of immediately prior to the Effective Time (each a “Company Employee”) base salary or wages, bonus opportunity and benefits that are no less favorable in the aggregate (not including any value attributable to equity-based compensation or change in control benefits) than the base salary or wages, bonus opportunity and benefits provided to such Company Employee on the date of this Agreement (not including any value attributable to equity-based compensation or change in control benefits). Nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their respective subsidiaries to continue to employ any particular Company Employee following the Closing Date, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or any other compensation or employee benefit plan, program or arrangement or (iii) shall limit the right of Parent, the Surviving Corporation or any of their respective subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan or any other compensation or employee benefit plan, program or arrangement following the Closing Date, subject to and in accordance with the terms and conditions of such Company Benefit Plans or other compensation or employee benefit plans, programs or arrangements.

(b) Parent shall ensure that, as of the Closing Date, each Company Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding accrual under defined benefit plans) for service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Company or any Company Subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Company Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, credit to Company Employees the amount of vacation time that such employees had earned under any applicable vacation plan or policy of the Company or Company Subsidiary as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Company Employees, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent any such periods, requirements or limitations would not have been applicable under the applicable Company Benefit Plan, and (ii) cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.

5.9 Indemnification of Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall to the fullest extent permissible under applicable provisions of the DGCL indemnify and hold harmless all past and present directors, officers and employees of the Company entitled to indemnification (the “Covered Persons”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws, and the indemnification agreements, if any, in existence on the date of this Agreement (the “Indemnification Agreements”) for acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Section 5.9(a) of the Company Disclosure Schedule sets forth all outstanding Indemnification Agreements. The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws, and the Indemnification Agreements; provided, however, that the director, officer or employee of the Company to whom expenses are advanced undertakes to repay such advanced expenses to the Surviving Corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.9(a).

(b) For a period of six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. The Indemnification Agreements, if any, with any Covered Persons shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For six (6) years from and after the Effective Time, the Surviving Corporation shall maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, who are covered by the directors’ and officers’ liability insurance ýpolicy maintained by the Company, an insurance and indemnification policy that provides coverage for actions or omissions of such officers and directors prior to the Effective Time in their capacities as such (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Parent) (“Equivalent Coverage”) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that, in satisfying its obligation under this Section 5.9(c), the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% (the “Maximum Amount”) of the last annual premium paid prior to the date of this Agreement. Notwithstanding the foregoing, the Company may, after prior consultation with Parent, purchase six (6) year “tail” prepaid policies prior to the Effective Time which policies provide such directors and officers with Equivalent Coverage; provided, that the amount paid by the Company shall not be in excess of the Maximum Amount of the per annum premium rate paid by the Company as of the date hereof for such policies. If such prepaid policies have been obtained prior to the Effective Time, the provisions of this Section 5.9(c) shall be deemed to have been satisfied and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

5.10 State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination,” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Offer, the Merger, the Top-Up Option or any transaction contemplated by this Agreement, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then (a) the Company Board shall take all action necessary to render such Law inapplicable to the foregoing and (b) the parties shall use commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby.

5.11 Parent Agreement Concerning Purchaser. Parent agrees to vote all of the shares of capital stock of the Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

5.12 Financing.

(a) Parent and the Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing and Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than the Acceptance Date and (iii) consummate the Financing at or prior to the Acceptance Date. Parent and the Purchaser shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company fully informed of material developments in respect of the financing process relating thereto. Prior to the Closing, Parent and the Purchaser shall not agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other final documentation relating to the Financing in a manner that (x) would materially delay or prevent the Closing or (y) is otherwise adverse to the Company in any material respect, without the prior written consent of the Company. In the period between the date hereof and the Closing Date, upon request of Parent and the Purchaser, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and the Purchaser in connection with the Financing, including, (A) preparation of all required financial statements relating to the Company and its Subsidiaries and any required pro forma financial information, (B) reasonable participation in meetings and road shows, if any, (C) the provision of information relating to the Financing reasonably requested by Parent and the Purchaser, (D) reasonable assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents of Parent and the Purchaser and (E) such actions as set forth on Schedule III hereto. Parent and the Purchaser shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket expenses incurred by the Company in connection with such cooperation.

(b) If, notwithstanding the use of reasonable best efforts by Parent and the Purchaser to satisfy its obligations under this Section 5.12(b), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent and the Purchaser shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) promptly arrange for alternative financing (which shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement from other sources and which do not include any conditions of such alternative financing that are more onerous than or in addition to the conditions set forth in the Financing) to replace the financing contemplated by such expired or terminated commitments or agreements.

(c) Notwithstanding anything to the contrary contained in Section 5.12(b), at any time Parent or the Purchaser may replace the Financing with alternative financing arrangements which (i) provide Parent and the Purchaser with sufficient funds to consummate the transactions contemplated by this Agreement prior to or concurrent with the Acceptance Date and (ii) do not prevent or materially impair or delay the Closing (the “Financing Alternative”). In the event Parent or the Purchaser replaces the Financing with any Financing Alternative, the terms of Section 5.12(b) shall no longer apply with respect to the Financing, but shall thereafter apply with respect to the Financing Alternative.

5.13 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC and take such other steps as may be reasonably necessary so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares or Company Options pursuant to this Agreement, and the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

5.14 Rule 14d-10(d) Matters. Prior to the Acceptance Date, the Company will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries (including the Employee Arrangements) on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

5.15 Stock Exchange Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the Shares from the Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

5.16 Resignations. The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of the Company and any Subsidiary designated by Parent to the Company. At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and its Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.

5.17 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

5.18 Scheduled Intellectual Property Filings. The Company shall reasonably cooperate with Parent and use commercially reasonable efforts to provide information requested by Parent with respect to any annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Scheduled Intellectual Property within ninety (90) days after the Closing Date.

5.19 Use of Names. Within thirty (30) days after the date of this Agreement, the Company shall change the name of any Company Subsidiary that comprises, includes or incorporates “Reheis” and/or “Cabletech” (in whole or in part) to a name that does not include “Reheis” or “Cabletech” or any name or Mark confusingly similar to either “Reheis” or “Cabletech.” The Company shall promptly take all actions necessary to effect such change, including filing any necessary documents with the secretary of state in the jurisdiction of each such Company Subsidiary.

5.20 Title Affidavit. On or prior to the Closing Date, the Company shall deliver to Parent a customary title affidavit, including a non-imputation affidavit and indemnity, in a form reasonably acceptable to the Company, Parent, the Purchaser and the applicable title insurance company.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if required by applicable Law;

(b) The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer; and

(c) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and no Law shall be in effect or have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents or prohibits the consummation of the Merger.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Acceptance Date;

(b) By the Company, if Parent or the Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as provided in Section 1.1 hereof by October 9, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company if (i) a Company Material Adverse Effect occurs or (ii) the Company fails to comply with its obligations under Section 1.2, in each case on or before October 9, 2009.

(c) By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose material breach of this Agreement has been the cause of or resulted in the non-satisfaction of any condition to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Date, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

(e) By Parent, at any time prior to the Acceptance Date if (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14d-9 or a Change of Recommendation shall have occurred (whether or not in compliance with Section 5.4) or been publicly proposed, (ii) the Company or the Company Board (or any committee thereof) shall endorse, approve, adopt or recommend any Acquisition Proposal, including as contemplated in Section 5.4(e) or (iii) the Company Board or any committee thereof shall have resolved to take any of the actions described in subsections (i) and (ii) above;

(f) By the Company, in accordance with Section 5.4(e); provided that the Company has complied with the provisions of Section 5.4 and that it simultaneously pays to Parent the applicable Company Termination Fee in accordance with Section 7.2(b);

(g) By Parent, at any time prior to the Acceptance Date if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (d)(ii) or (d)(iii) of Annex I is not or would reasonably be likely not to be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any material covenant of Parent or the Purchaser contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement;

(h) By the Company, at any time prior to the Acceptance Date if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Parent’s or the Purchaser’s ability to consummate the Offer or the Merger, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if: (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (B) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement; or

(i) By either the Company or Parent, if the Acceptance Date has not occurred on or before the Initial Outside Date or, if applicable, the Extended Outside Date; provided, however, that the Company cannot terminate this Agreement prior to the expiration of any applicable Notice Period.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.3(b), Section 5.7, this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent and the Company agree that:

(i) in the event that this Agreement is terminated by Parent pursuant to Section 7.1(e), whether prior to, on or after the Solicitation Period End Date, then the Company shall pay to Parent within two (2) Business Days following such termination by the Company, a termination fee of $10,000,000 plus the Expense Reimbursement Fee in cash (the “Company Termination Fee”);

(ii) in the event that (A) prior to the termination of this Agreement any Acquisition Proposal is publicly proposed or disclosed or otherwise presented to the Company by any Person during the period commencing on the date of this Agreement, (B) this Agreement is terminated pursuant to any of Section 7.1(c), 7.1(g) or 7.1(i) and (C) concurrently with or within nine (9) months after such termination, the Company enters into a definitive agreement with respect to or consummates a transaction with respect to any Acquisition Proposal with such Person or an affiliate thereof, then the Company shall concurrently with the execution of any such definitive agreement or consummation of such transaction pay to Parent the Company Termination Fee;

(iii) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(f), whether prior to, on or after the Solicitation Period End Date, then the Company shall pay to Parent in advance of or concurrently with such termination the Company Termination Fee;

(iv) in the even that this Agreement is terminated (A) by the Company pursuant to Section 7.1(b) and the Company has not otherwise breached this Agreement or (B) by the Company pursuant to Section 7.1(h), then Parent or its affiliates shall pay to the Company within two (2) Business Days following such termination, a fee of $12,000,000 in cash (the “Parent Termination Fee”); and

(v) in the event that this Agreement is terminated (A) pursuant to Section 7.1(i) or (B) pursuant to Section 7.1(g), then the Company shall pay to Parent an amount equal to Parent and the Purchaser’s Expenses not to exceed $2,000,000 (the “Expense Reimbursement Fee”) in accordance with the provisions of Section 7.2(c)(i). For the avoidance of doubt, the Expense Reimbursement Fee shall not exceed $2,000,000.

(c) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment.

(d) Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Company Termination Fee, the Parent Termination Fee and an Expense Reimbursement Fee are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such payments are payable. Notwithstanding any provision in this Agreement to the contrary, in no event shall (i) the Company be required to pay the Company Termination Fee or an Expense Reimbursement Fee on more than one occasion and (ii) Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) In the event either (i) that the Company shall fail to pay the Company Termination Fee when due or (ii) Parent shall fail to pay the Parent Termination Fee when due, the party responsible for paying such fee shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.2.

7.3 Amendment. This Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders; provided, further, that notwithstanding anything to the contrary in the foregoing, the conditions contained in clauses (a) through (d) in Annex I are for the benefit of Parent and the Purchaser and may be waived by Parent and the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any party’s rights under this Agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2 hereof, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, except that any regulatory filing, notification, registration or similar fee required to be paid by any Party in connection with this Agreement under the HSR Act shall be paid by Parent.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or the Purchaser, addressed to it at:
The Chrysler Center 666 Third Avenue New York, NY 10017 Attn: Matthew F. LeBaron Tel: (212) 476-8000 Fax: (212) 697-5524	American Securities LLC
with a copy (which will not constitute notice to Parent or the Purchaser) to:
767 Fifth Avenue New York, NY 10153 Attn: Michael E. Lubowitz Tel: (212) 310-8566 Fax: (212) 310-8007 If to the Company, addressed to it at:	Weil Gotshal & Manges LLP
90 East Halsey Road Parsippany, NJ 07054 Attn: William E. Redmond, Jr. Tel: (973) 515-0900 Fax: (973) 515-2468	GenTek Inc.
with a copy (which will not constitute notice to the Company) to:
555 Eleventh Street, NW Suite 1000 Attn:	Latham & Watkins LLP William P. O’Neill Raymond B. Grochowski

Tel: (202) 637-2200
Fax: (202) 637-2201
8.4	Certain Definitions. For purposes of this Agreement, the term:

“Acceptance Date” means the first date on which the Purchaser accepts for payment Shares tendered and not properly withdrawn pursuant to the Offer.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons (other than a proposal or offer by Parent or any of its Subsidiaries) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, a (a) merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and the Company Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, tender offer, consolidation, business combination, share exchange, recapitalization, joint venture or similar transaction) of fifteen percent (15%) or more of the Equity Interests (by vote or value) of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of fifteen percent (15%) or more of the Equity Interests (by vote or value) of the Company or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property and Technology owned, used or held for use by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that , individually or in the aggregate, has or would reasonably be expected to result in any change or effect, that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a)  any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and the Company Subsidiaries conduct business (except, in each case, to the extent that the Company or such Company Subsidiary is disproportionately adversely affected relative to other participants in the industries in which the Company or such Company Subsidiary participates), (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (c) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not disproportionately have a greater adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (d) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Offer and the Merger, including any litigation resulting therefrom, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships, (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (f) any hurricane, earthquake, flood, natural disaster, or other force majeure event, (g) changes in GAAP or (h) a decline in the price of the Company Common Stock on the Nasdaq Global Market or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(g) of this definition).

“Company Subsidiary” means each Person which is a Subsidiary of the Company.

“Contracts” means any of the agreements, arrangements, contracts, plans, commitments, understandings, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Employee Arrangements” means the (1) the Employment Agreement, dated as of the date hereof, by and among ASP GT Holding Corp., General Chemical, LLC, GT Technologies, LLC and William E. Redmond, Jr. and (2) the Letter Agreement, dated as of the date hereof, by and between General Chemical, LLC and Vincent J. Opalewski.

“Environmental Laws” means any and all federal, state, local or foreign Laws, statutes, ordinances, regulations, and treaties which (a) regulate or relate to the protection or clean up of the environment, the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, and the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, (b) impose liability or responsibility with respect to any of the foregoing or (c) regulate or relate to the protection of human health or safety from exposure to Hazardous Substances.

“Environmental Permits” means any permit, approval, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means the Shares and any share, capital stock, partnership, member, equity or similar interest in any Person, and any option (including the Company Options), warrant (including the Company Warrants), call, right, equity or equity-based compensation award or security (including debt securities) or otherwise, or other right, agreement, arrangement or commitment convertible, exchangeable or exercisable thereto or therefor.

“Expenses” includes all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, provincial, municipal or local government (or other political subdivision thereof), any governmental, regulatory or administrative authority, agency, instrumentality, board or commission or any court, tribunal, or judicial or arbitral body, whether foreign or domestic.

“group” has the meaning ascribed to it in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all U.S. and foreign rights (and related priority rights) in, arising out of, or associated with: (a) patents and patent applications and disclosures relating thereto, including all continuations, continuations-in-part, divisionals and provisionals (and any patents that issue on any of the foregoing), and all renewals, reissues, reexaminations, extensions and substitutions relating to any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source or business identifiers (together with the goodwill associated with any of the foregoing), whether registered or unregistered, and all registrations, applications, renewals and extensions of or for any of the foregoing (collectively, “Marks”), (c) copyrights, works of authorship, mask work rights, moral rights and other rights under copyrights, whether registered or unregistered, and any registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (d) trade secrets and other rights in know-how and confidential or proprietary information (including any designs, technical data, technology, formulae, compositions, processes, techniques, procedures, drawings, specifications, and databases, customer lists, supplier lists, financial information, pricing and cost information, bills of material, business plans and marketing plans) (collectively, “Trade Secrets”), (e) URL and Internet domain name registrations and (f) inventions (whether or not patentable).

“Internal Reorganization” mean, collectively, the steps described in Schedule II hereto.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means the actual knowledge after reasonable inquiry of (i) with respect to Parent, any of the individuals listed on Section 8.4(b)(i) of the Parent Disclosure Schedule and (ii) with respect to the Company, any of the individuals listed on Section 8.4(b)(ii) of the Company Disclosure Schedule.

“Law” means any domestic or foreign federal, state, provincial, municipal or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq Marketplace Rules” means the rules concerning Nasdaq-listed companies promulgated by Nasdaq from time to time and published in the Nasdaq Manual Online located at www.nasdaq.com.

“on a fully diluted basis” means, as of any date, (a) the number of Shares issued and outstanding, plus (b) the number of Shares the Company may be required to issue pursuant to options, warrants, rights, convertible or exchangeable securities or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including, without limitation, pursuant to the Company Stock Plans.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that materially prevents or delays, or would reasonably be expected to materially prevent or delay, consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens reflected in a consolidated balance sheet as of June 30,2009, (b) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable or that are being contested in good faith by appropriate proceedings, in each case, for which an adequate reserve has been provided on the appropriate Company Financial Statements, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law, (d) Liens securing rental payments under capital lease agreements, (e) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and, would not in the future, reasonably be expected to materially interfere with the present use of such real property, (f) Liens described on title reports made available by the Company to the Purchaser prior to the date hereof, (g) minor imperfections of title, if any, none of which impair the continued use by the Company and/or any Company Subsidiary of the property subject thereto, (h) zoning, entitlement, conservation restriction and other land use and environmental regulations that do not and, would not in the future, reasonably be expected to impair the present use of the property subject thereto and (i) all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, and other similar matters not of record that do not and, would not in the future, reasonably be expected to impair the present use by the Company and/or any Company Subsidiary of the property subject thereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Representatives” means, when used with respect to Parent, the Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, the Purchaser or the Company, as applicable, and their respective Subsidiaries.

“Scheduled Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights and Internet domain names owned, filed or applied for by the Company or any Company Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to Parent, the Company or any other Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity, whether incorporated or unincorporated, of which: (a) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (b) at least fifty percent (50%) of the value of the equity interests is controlled by such person or by any one or more of such person’s subsidiaries, (c) such party or any subsidiary of such party is a general partner or (d) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to fifteen percent (15%) shall be replaced by ninety percent (90%)) made by a third party on terms that the Company Board determines in good faith, after consultation with Company’s financial advisors and outside legal counsel, and taking into account all relevant factors, (a) if accepted, is reasonably likely to be consummated on the terms proposed, and (b) if consummated, would be more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement, including the Offer and the Merger.

“Taxes” means (a) all federal, state, local or foreign taxes, or other similar assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and similar fees, assessments and charges and, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law).

“Tax Claim” means any Legal Proceeding with respect to Taxes of the Company or any Company Subsidiary.

“Tax Return” means any return, report or statement filed or required to be filed with a Taxing Authority with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any Company Subsidiary.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration or collection of any Tax.

“Technology” means all computer programs (including any and all software implementations of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data, whether machine readable or otherwise), information, designs, semiconductor device structures, circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code, including any successor provisions thereto.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Automotives Business”	Section 3.20(b)
“Automotives Subsidiaries”	Section 3.20(b)
“Certificate of Merger”	Section 1.4
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.4(e)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.4(e)
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1
“Company Certificate”	Section 3.1
“Company Common Stock”	Section 3.3(a)
“Company Disclosure Schedule”	Article 3
“Company Employee”	Section 5.8(a)
“Company Financial Advisor”	Section 3.23
“Company Financial Statements”	Section 3.7
“Company Material Contract”	Section 3.13(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.3(a)
“Company Representatives”	Section 5.3(a)
“Company SEC Documents”	Section 3.7
“Company Stock Plans”	Section 2.4(a)
“Company Stockholder Approval”	Section 3.26
“Company Termination Fee”	Section 7.2(b)(i)
“Company Warrants”	Section 2.5
“Confidentiality Agreement”	Section 5.3(b)
“Covered Persons”	Section 5.9(a)
“Debt Financing”	Section 4.9(b)
“Debt Financing Commitments”	Section 4.9(b)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.4
“Environmental Claims”	Section 3.15(a)
“Equity Commitment Letter”	Section 4.9(b)
“Equity Financing”	Section 4.9(b)
“Equity Investors”	Section 4.9(b)
“Equivalent Coverage”	Section 5.9(c)
“ERISA”	Section 3.11(a)
“ERISA Affiliate”	Section 3.11(a)
“Exchange Act”	Section 1.1(a)
“Expense Reimbursement Fee”	Section 7.2(b)(v)
“Expiration Date”	Section 1.1(d)
“Extended Outside Date”	Section 1.1(e)
“Fairness Opinion”	Section 3.23
“FCPA”	Section 3.8(d)
“Financing”	Section 4.9(b)
“Financing Alternative”	Section 5.12(c)
“Financing Commitments”	Section 4.9(b)
“Governmental Approval Condition”	Annex I
“Grant Date”	3.3 (b)
“HSR Condition”	Annex I
“Inclusive Companies”	Section 3.15(a)
“Indemnification Agreements”	Section 5.9(a)
“Independent Director Approval”	Section 1.8(d)
“Independent Directors”	Section 1.8(b)
“Initial Expiration Date”	Section 1.1(d)
“Initial Outside Date”	Section 1.1(e)
“Lease Agreements”	Section 3.13(a)
“Leased Real Property”	Section 3.21(b)
“Legal Proceeding”	Section 3.14
“Maximum Amount”	Section 5.9(c)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Minimum Condition”	Section 1.1(a)
“Multiemployer Plan”	Section 3.11(a)
“Nasdaq”	Section 1.1(e)
“Notice Period”	Section 5.4(e)(1)
“Offer”	Recitals
“Offer Documents”	Section 1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Option Payments”	Section 2.4(a)
“Other Required Governmental Approvals”	Section 3.5
“Owned Real Property”	Section 3.21(a)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 4
“Parent Representatives”	Section 5.3(a)
“Parent Subsidiary”	Section 4.3
“Parent Termination Fee”	Section 7.2(b)(iv)
“Paying Agent”	Section 2.2(a)
“Principal Stockholders”	Recitals
“Promissory Note”	Section 1.7(a)
“Proxy Statement”	Section 1.5(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(c)
“Real Property”	Section 3.21(c)
“Restricted Stock”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.7
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(e)
“Section 16”	Section 5.13
“Shares”	Recitals
“Short Form Threshold”	Section 1.6
“Solicitation Period End Date”	Section 5.4(a)
“Special Meeting”	Section 1.5(b)
“Superior Termination”	Section 5.4(e)
“Support Agreements”	Recitals
“Surviving Corporation”	Section 1.3(a)
“Title IV Plan”	Section 3.11(a)
“Top-Up Closing”	Section 1.7(c)
“Top-Up Exercise Notice”	Section 1.7(c)
“Top-Up Notice Receipt”	Section 1.7(c)
“Top-Up Option”	Section 1.7(a)
“Top-Up Option Shares”	Section 1.7(a)
“Voting Debt”	Section 3.3(c)
“WARN”	Section 3.12(d)
“Warrant Payments”	Section 2.5

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or of any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties other than in connection with a collateral assignment of rights hereunder to the lenders of the Company, Gentek Holding LLC or any of their respective Subsidiaries.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Remedies.

(a) Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article 7, Parent and the Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or the Purchaser or to enforce specifically the terms and provisions of this Agreement. The terms of this Section 8.14 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.

(b) Further Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the Parent Termination Fee shall, and is intended to be, the sole and exclusive direct or indirect remedy available to the Company against the Purchaser, Parent and any of their affiliates in respect of any liabilities or obligations arising under, or in connection with, this Agreement and the transactions contemplated hereby, including in the event that Parent or the Purchaser breaches its obligations under this Agreement. In connection with any breach, Uncured Inaccuracy, termination or expiration of this Agreement, failure to consummate the Offer or any claim, suit, proceeding, litigation or action relating thereto, Parent, the Purchaser and their affiliates shall not, under any circumstances, be obligated to pay to the Company more than the Parent Termination Fee. Payment of the Parent Termination Fee will fully, unconditionally and irrevocably release Parent, the Purchaser and their affiliates from all liability to the Company (and any other person claiming by, through or on behalf of it).

8.15 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASP GT ACQUISITION CORP.

By: /s/ Matthew F. LeBaron

Name: Title:	Matthew F. LeBaron, President

ASP GT HOLDING CORP.

By: /s/ Matthew F. LeBaron

Name: Title:	Matthew F. LeBaron, President

GENTEK INC.

By: /s/ William E. Redmond, Jr.

Name: Title:	William E. Redmond, Jr. President and CEO

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, the Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at any then scheduled Expiration Date, (b) any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by the Agreement has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (the “HSR Condition”), (c) any Other Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed or been made either unconditionally or on terms reasonably satisfactory to Parent prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (collectively, the “Governmental Approval Condition”) or (d) any of the following conditions exist or has occurred and is continuing at the scheduled Expiration Date:

(i) there shall be statute, rule, decree, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offer, the Merger or any other transaction contemplated by the Agreement, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Other Required Governmental Approvals, which in any such case (A) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement or (B) prohibits or materially limits the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries;

(ii) (A) the representations and warranties of the Company contained in Section 3.2(a) (Subsidiaries), Section 3.4(a) (Authority), Section 3.10(a) (Absence of Certain Changes or Events), Section 3.23 (Opinion of Financial Advisor), Section 3.26 (Required Vote) and Section 3.27 (Brokers) shall not be true and correct in all respects, in each case both when made and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (B) the representations and warranties of the Company contained in Section 3.3 (Capitalization) shall not be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Expiration Date, as if made at and as of such time and (C) all other representations and warranties of the Company set forth herein shall not be true and correct both when made and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Agreement and such breach or failure shall not have been cured on or prior to the Expiration Date;

(iv) since the date of this Agreement, there shall have occurred a Company Material Adverse Effect;

(v) the Company shall have failed to deliver to Parent a certificate executed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying that that none of the conditions in clause (ii), (iii) and (iv) have occurred;

(vi) any of the Support Agreements is not in full force and effect, unless terminated in accordance with the terms of such Support Agreement;

(vii) GenTek Holding, LLC has not entered into agreements or arrangements on terms acceptable to the Purchaser and Parent providing that, subject to and as promptly as possible following the receipt of funds by GenTek Holding LLC pursuant to the Debt Financing, GenTek Holding LLC will loan to the Purchaser, by no later than the date determined by the Purchaser, all or a portion of such funds in excess of the amount used to repay the existing indebtedness of the Company, the specific amount of which shall be determined by the Purchaser, and which amount shall be paid in accordance with the direction of the Purchaser;

(viii) the Company and its Subsidiaries have not entered into agreements or arrangements with the Purchaser on terms acceptable to the Purchaser and Parent providing for the loan to the Purchaser, by no later than the date determined by the Purchaser, all the cash and cash equivalents of the Company and its Subsidiaries on hand as of immediately prior to the Acceptance Date other than such amount of cash or cash equivalents as is required to be retained by the Company or its Subsidiaries pursuant to the Debt Financing Commitments, which funds shall be paid in accordance with the direction of the Purchaser;

(ix) the Company and its Subsidiaries have not entered into agreements or arrangements providing for the Internal Reorganization steps required to be completed by the Company prior to the Acceptance Date (other than steps that Parent or the Purchaser has indicated in writing to the Company prior to the scheduled Expiration Date should not be undertaken);

(x) as of the Expiration Date, any of the conditions set forth in Article 6 are unable to be satisfied by the Closing Date; or

(xi) the Agreement shall have been terminated in accordance with its terms.

The conditions contained in clauses (a) through (d) above: (x) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition, (y) other than the Minimum Condition, may be waived by Parent and the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion, subject to the terms of the Agreement and the applicable rules and regulations of the SEC and (z) other than the Minimum Condition, shall be deemed met if such condition or requirement is so waived. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.